Exhibit 23.5

CONSENT OF RYDER SCOTT COMPANY, L.P.

As independent oil and gas consultants, we hereby consent to the use by Rhino Resource Partners LP (the “Partnership”) in connection with its Annual Report on Form 10-K for the year ended December 31, 2013 (the “Form 10-K”), and any amendments thereto, and to the incorporation by reference in the Partnership’s Registration Statement on Form S-8 (No. 333-169714), and in the Partnership’s Registration Statement on Form S-3 (File No. 333-177151) of information contained in our report dated January 31, 2014 in the Form 10-K. We also consent to the reference to Ryder Scott Company, L.P. in those filings and any amendments thereto.

By:	/s/ Ryder Scott Company, L.P.
Name: Ryder Scott Company, L.P.
TPBE Firm Registration No. F-1580

Houston, TX

March 14, 2014